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Exhibit 3.3


                 CERTIFICATE OF AMENDMENT AND RESTATEMENT OF THE
                          ARTICLES OF INCORPORATION OF
                             GENESIS FINANCIAL, INC.


         Pursuant to RCWss.23B.10.070, Genesis Financial, Inc. (the "Company") adopts the accompanying Restated Articles of Incorporation. The following information relative to this restatement is provided:

                                    I. Name.

         The name of the Corporation is Genesis Financial, Inc., a Washington corporation.

                                 II. Amendments.

         The Restated Articles of Incorporation include a change to Article 10 - Shareholder Approval. The change increases the approval percentage on certain actions to two thirds from a simple majority. The full text of the revised
Article 10 is set forth in the bold section that follows.

                        ARTICLE 10. SHAREHOLDER APPROVAL.

                  THE AFFIRMATIVE VOTE OF TWO THIRDS OF ALL OF THE VOTES ENTITLED TO BE CAST ON THE MATTER SHALL BE SUFFICIENT, VALID, AND EFFECTIVE, AFTER DUE CONSIDERATION AND RECONSIDERATION OF SUCH ACTION BY THE BOARD OF DIRECTORS, AS REQUIRED BY LAW, TO APPROVE AND AUTHORIZE THE FOLLOWING ACTS OF THE CORPORATION:

                  A. AN AMENDMENT TO THESE ARTICLES OF INCORPORATION;

                  B. THE MERGER OF THIS CORPORATION INTO ANOTHER CORPORATION OR THE MERGER OF ONE OR MORE CORPORATIONS INTO THIS CORPORATION;

                  C.  THE  ACQUISITION  BY  ANOTHER  CORPORATION  OF  ALL OF THE
         OUTSTANDING   SHARES  OF  ONE  OR  MORE   CLASSES  OR  SERIES  OF  THIS
         CORPORATION; OR

                  D. THE SALE, LEASE, EXCHANGE, OR OTHER DISPOSITION BY THIS CORPORATION OF ALL, OR SUBSTANTIALLY ALL, OF ITS PROPERTY OTHER THAN IN THE USUAL COURSE OF BUSINESS.

                             III. Date of Adoption.

         The above listed amendments to the Articles of Incorporation were adopted on January 25, 2002.


Certificate of Restatement.doc                                     Page 1 of 2

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                           III. Shareholder Approval.

         The amendments to the Articles of Incorporation and the Restated Articles of Incorporation were submitted to the shareholders of the Corporation in accordance with RCW ss.23B.10.030 and were unanimously approved by the shareholders of the corporation by written consent in accordance with RCW ss.23B.02.020(3)(p).

         IN  WITNESS  WHEREOF,  the  undersigned,   being  the  duly  authorized
Secretary of this corporation, executed this Certificate of Restatement of the Articles of Incorporation of Genesis Financial, Inc. on January 25, 2002.


/s/ Brad E. Herr
------------------------------------------
Brad E. Herr, Secretary
Genesis Financial, Inc.


STATE OF WASHINGTON        )
                                    )ss.
County of Spokane.                  )

         I, the undersigned, a Notary Public duly commissioned to take acknowledgements and administer oaths in the State of Washington, certifies that Brad E. Herr, being the Secretary of Genesis Financial, Inc., personally appeared before me and executed this Certificate of Restatement of the Articles of Incorporation of Genesis Financial, Inc.

         WITNESS my hand and notarial seal this 25th day of January, 2002.

                                         /s/ Kristie L. Jesmore
                                        ---------------------------------
                                        NOTARY PUBLIC in and for the State
                                        of Washington, residing at Spokane.
                                        My Commission Expires:     12/01/01
                                                                   --------

Certificate of Restatement.doc                                     Page 2 of 2

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